              THIS MANAGEMENT AGREEMENT is made effective as of May 1, 2003,

BETWEEN:

RESPONSE BIOMEDICAL CORP., a company duly incorporated pursuant to the laws of British Columbia and an office at 8855 Northbrook Court, Burnaby, British Columbia, Canada, V5J 5J1

(the “Company”)

AND:

JOANNE STEPHENSON, businesswoman having a residence at 1334 Mill Street, North Vancouver, BC, Canada, V7K 1V4

(the “Executive”)

WHEREAS:

A.	the Executive has a background in and knowledge of the Company’s business and the industry in which it is engaged;

B.	the Company is in the business of researching, developing and commercializing technologies and systems in the field of medical diagnostics;

C.

the Company wishes to retain and the Executive has agreed to supply her services on the terms and conditions set out in this Agreement, which shall supersede and replace any previous Employment Agreement or Consulting Agreement.

THEREFORE in consideration of the recitals, the following covenants and the payment of one dollar made by each party to the other, the receipt and sufficiency of which is acknowledged by each party, the parties agree on the following terms:

1.

ENGAGEMENT AND DURATION

1.1 Engagement

The Company hereby engages the services of the Executive as Vice-President, Business Development and the Executive accepts such engagement and agrees to provide her services to the Company in such capacity.

1.2 Term

The term of this Agreement shall commence as of the date of this Agreement and continue for a period of two years, unless and until earlier terminated as set forth herein.

2.

DUTIES

2.1 Performance of Duties

The Executive shall act as Vice-President, Business Development and the Executive shall perform such services and duties as are normally provided by a Vice-President, Business Development of a company in a business and of a size similar to the Company’s, and such other services and duties as may reasonably be assigned from time to time by the directors of the Company. The Executive shall, in exercising her powers and performing her functions, act honestly and in good faith and in the best interests of the Company, shall exercise the care, diligence and skill of a reasonably prudent person, shall devote her business time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive, perform faithfully and efficiently such responsibilities.

2.2 Other Boards or Committees

The Executive’s performance of reasonable personal, civic or charitable activities or the Executive’s service on any boards or committees of any private or public companies shall not be deemed to interfere with the performance of the Executive’s services and responsibilities to the Company pursuant to this Agreement. The Executive agrees to inform the Board forthwith in writing upon the Executive being appointed to any such board or committee.

2.3 Principal Place of Work

The Executive shall perform her duties at the Company’s operational offices that are currently located at 8855 Northbrook Court, Burnaby, British Columbia, V5J 5J1, or at such other location as shall be approved by the Board.

2.4 Reporting

The Executive shall report directly to the President and Chief Executive Officer.

2.5 Instructions

The Executive will, subject to the terms of this Agreement, comply promptly and faithfully with all policies set out from time to time in the Company’s Employee Manual, and with the Board’s reasonable and lawful instructions, directions, requests, rules and regulations.

2.6 Change of Control

In the event of a change of control of the Company, the Company shall continue to engage and the Executive shall continue to serve the Company in the same capacity and have the same authority, responsibilities and status as she had as of the date immediately prior to the change of control. Following a change of control, the Executive's services shall be performed at such location as may be mutually agreed upon between the Company and the Executive. For the purposes of this Agreement, a “change of control” (the “Change of Control”) shall be deemed to have occurred when:

	(a)	a person other than the current control person of the Company (as that term is defined in the Securities Act (British Columbia)) becomes a control person; or

	(b)	a majority of the directors elected at any annual or special general meeting of shareholders of the Company are not individuals nominated by the Company's then-incumbent Board.

3.

REMUNERATION AND BENEFITS

3.1 Salary

The Company shall pay or provide to the Executive, for her services under this Agreement, an annual salary of $100,000, payable in 24 equal semi-monthly installments on the first and fifteenth day of each month. Should the first or fifteenth day of any month not be a business day, the Executive’s semi-monthly installment of salary otherwise due on such date shall be paid to the Executive on the immediately preceding business day.

Upon Response securing funding adequate to meet forecasted funding requirements to reach positive net cash flow, the annual salary shall be increased to a minimum of $125,000. This increase shall be retroactive to January 1, 2003.

3.2 Annual Review

The annual salary referred to in paragraph 3.1 shall be reviewed within 120 days of the end of each fiscal year of the Company by the Board or Compensation Committee of the Board (the “Committee”), in consultation with the Executive, and may be increased for the following fiscal year by such amount as is determined by the Board or the Committee.

3.3 Reimbursement of Expenses

The Company shall reimburse the Executive for all reasonable expenses incurred by her in the performance of this Agreement provided that the Executive provides the Company with written expense accounts with respect to each calendar month.

3.4 Medical and Life Insurance

The Company shall provide the Executive with group life, long-term disability, extended medical and dental insurance coverage in accordance with the policies and procedures of the Company in effect and, to the extent permissible by law, the Company shall extend medical and dental insurance coverage to the Executive's spouse and child dependents.

3.5 Directors and Officers Liability Insurance

The Company shall provide the Executive with director's and officer's liability insurance appropriate to the nature of her responsibilities under this Agreement.

3.6 Vacation

The Executive shall be entitled to 4 weeks paid vacation during each full year of employment with the Company. In addition, the Executive shall be entitled to statutory holidays and the number of paid holidays provided for under the current policies and procedures of the Company.

3.7 Incentive Bonus Plan

The Executive will be entitled to earn up to 20% of the annual salary through the Company’s proposed milestone-based, incentive bonus plan (“Plan”) which is expected to receive prior approval by the Board of Directors and come into effect upon the Company securing sufficient financing to meet its forecasted funding requirements to reach positive net cash flow. The milestones that trigger bonuses under the Plan shall be mutually agreed to by the Executive and the President and shall be approved by the Board of Directors or the Compensation Committee.

3.8 Stock Options

The Executive shall be granted stock options from time to time in accordance with the Company’s Stock Option Plan.

3.9 Other Benefits

In addition to any other compensation or benefits to be received by the Executive pursuant to this Agreement, the Executive shall be entitled to participate in all executive benefits which the Company may from time to time provide to its senior executives, including the granting of stock options as approved by the Board or Committee.

4.	NON-COMPETITION 4.1 Terms During the term of this Agreement and for 24 months following the termination or expiration of this Agreement, the Executive shall not, directly or indirectly:

	(a)	own or have any interest in;

	(b)	act as an officer, director, agent, executive or consultant of; or

	(c)	assist in any way or in any capacity;

any person, firm, association, partnership, corporation or other entity (the "Competitive Entity”) which is focused on the research, development and commercialization of technologies and systems in quantitative point-of-care diagnostics, or is otherwise engaged in a business that is substantially similar to and/or competes with the business then engaged in by the Company.

4.2 Ownership of Publicly Traded Securities

The restriction set out in paragraph 4.1 above shall not apply to the Executive’s ownership of less than ten percent of the publicly traded securities of any Competitive Entity.

4.3 Enforceability

The Executive acknowledges that the restrictions contained in paragraph 4.1 are reasonable; however, in the event that any court should determine that any of the restrictive covenants contained in paragraphs 4.1 or 4.2 of this Agreement, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY ASSIGNMENT

The Executive shall enter into an “Employee Confidentiality and Intellectual Property Assignment Agreement” (the “Employee Confidentiality Agreement”). The provisions of the Employee Confidentiality Agreement shall survive the termination of this Agreement.

6.

DELIVERY OF RECORDS

Upon the termination of this Agreement for whatever reason, the Executive will deliver to the Company all books, records, lists, brochures and other property or intellectual property rights belonging to the Company or developed in connection with the business of the Company, and will execute such transfer documentation as is necessary to transfer such property or intellectual property rights to the Company.

7.	TERMINATION 7.1 The Executive’s Right to Terminate The Executive may terminate her obligations under this Agreement:

	(a)	at any time upon by providing 3 months written notice to the Company;

(b)
upon a material breach or default of any term of this Agreement by the Company if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Executive to the Company; or

	(c)	at any time within 180 days of the date on which there is a Change of Control.

7.2 Company’s Right to Terminate The Company may terminate the Executive’s employment under this Agreement at any time upon the occurrence of any of the following events:

	(a)	the Executive acting unlawfully, dishonestly, with gross negligence, or in bad faith with respect to the business of the Company to the extent that it has a material and adverse effect on the Company;

	(b)	the conviction of the Executive of an indictable offence under the Criminal Code;

(c)
a material breach or default of any term of this Agreement by the Executive if such material breach or default has not been remedied within 30 days after written notice of the material breach or default has been delivered by the Company to the Executive; or

(d)
the Executive dying or becoming permanently disabled or disabled for a period exceeding 180 consecutive days or 180 days calculated on a cumulative basis over any two year period during the term of this Agreement.

7.3 Severance Payment

In the event of the termination of the Executive's employment pursuant to subsection 7.1(b) of this Agreement or the Company terminating the Executive in breach of this Agreement, the Company shall pay to the Executive within thirty (30) working days of such termination a severance payment equal to the salary paid to the Executive during the previous 12 months plus 15% for loss of benefits plus all expenses incurred by the Executive up to the date of termination pursuant to section 3.3.

In the event of the termination of the Executive's employment within 180 days of a Change of Control, where the Change of Control results from a takeover bid (as defined in the Securities Act (British Columbia) and the takeover bid has not been solicited by the Company or has not been approved or recommended by the Board of Directors of the Company, the Company shall pay to the Executive within thirty (30) working days of such termination a severance payment equal to the salary paid to the Executive during the previous 24 months plus 15% for loss of benefits plus all expenses incurred by the Executive up to the date of termination pursuant to section 3.3.

7.4 Compensation Otherwise Due to the Executive on Termination

In the event of the termination of the Executive's employment under this Agreement in circumstances other than those set out in section 7.3 of this Agreement, the Company shall pay to the Executive the full amount of compensation accrued pursuant to section 3.1 of this Agreement as of the date of termination.

8.	PERSONAL NATURE The obligations and rights of the Executive under this Agreement are personal in nature, based upon the singular skill, qualifications and experience of the Executive.

9.

RIGHT TO USE EXECUTIVE’S NAME AND LIKENESS

During the term of this Agreement, the Executive hereby grants to the Company the right to use the Executive’s name, likeness and/or biography in connection with the services performed by the Executive under this Agreement and in connection with the advertising or exploitation of any project with respect to which the Executive performs services for the Company.

10.

LEGAL ADVICE

The Executive hereby represents, warrants and acknowledges to the Company that she has had the opportunity to seek and was not prevented nor discouraged by the Company from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that she did not avail herself of that opportunity prior to signing this Agreement, she did so voluntarily without any undue pressure by the Company or otherwise, and agree that her failure to obtain independent legal advice shall not be used by her as a defense to the enforcement of her obligations under this Agreement.

11.

WAIVER

No consent or waiver, express or implied, by any party to this Agreement of any breach or default by any other party in the performance of its obligations under this Agreement or of any of the terms, covenants or conditions of this Agreement shall be deemed or construed to be a consent or waiver of any subsequent or continuing breach or default in such party’s performance or in the terms, covenants and conditions of this Agreement. The failure of any party to this Agreement to assert any claim in a timely fashion for any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party’s right to assert such claim at any time thereafter.

12.

NOTICES

12.1 Delivery of Notice

Any notice relating to this Agreement or required or permitted to be given in accordance with this Agreement shall be in writing and shall be personally delivered or mailed by registered mail, postage prepaid to the address of the parties set out on the first page of this Agreement. Any notice shall be deemed to have been received if delivered, when delivered, and if mailed, on the fifth day (excluding Saturdays, Sundays and holidays) after the mailing thereof. If normal mail service is interrupted by strike, slowdown, force majeure or other cause, a notice sent by registered mail will not be deemed to be received until actually received and the party sending the notice shall utilize any other services that have not been so interrupted or shall deliver such notice in order to ensure prompt receipt thereof.

12.2 Change of Address

Each party to this Agreement may change its address for the purpose of this Part 12 by giving written notice of such change in the manner provided for in paragraph 12.1.

13.

APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of the Canada applicable therein, which shall be deemed to be the proper law hereof. The parties hereto hereby submit to the jurisdiction of the courts of British Columbia. All obligations of the parties under this Agreement are subject to receipt of all necessary approvals of the applicable securities regulatory authorities.

14.

SEVERABILITY

If any provision of this Agreement for any reason be declared invalid, such declaration shall not affect the validity of any remaining portion of the Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid.

15.

ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and there are no representations or warranties, express or implied, statutory or otherwise other than set forth in this Agreement and there are no agreements collateral hereto other than as are expressly set forth or referred to herein other than the Compensation Waiver Agreement dated October 9, 2001 and Stock Option Agreements dated August 1, 1996, October 6, 1997, March 23, 2000, February 7, 2001, November 21, 2001, and November 20, 2002. This Agreement cannot be amended or supplemented except by a written agreement executed by all parties hereto.

16.

ARBITRATION

In the event of any dispute arising with respect to any matter relating to this Agreement, the matter in dispute shall be referred to a single arbitrator under the Commercial Arbitration Act then in effect in British Columbia.

17.	NON-ASSIGNABILITY This Agreement shall not be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement.

18.	BURDEN AND BENEFIT This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

19.	TIME Time is of the essence of this Agreement.

20.

COUNTERPARTS

This Agreement may be executed in counterparts and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date set out on the first page.

RESPONSE BIOMEDICAL CORP.

Per:

"Stephen Holmes"
Stephen Holmes

"Joanne Stephenson"
 Joanne Stephenson